Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-292413, 333-261700, 333-261110, 333-237698, 333-209807, 333-173143) of FiEE, Inc. (f/k/a Minim, Inc.) of our report, which includes an explanatory paragraph related to FiEE, Inc.’s ability to continue as a going concern, dated April 09, 2025, relating to the consolidated financial statements of FiEE, Inc. as of December 31, 2024 and for the year then ended, included in this Annual Report on Form 10-K of FiEE, Inc. for the year ended December 31, 2025.

/s/ Beckles & Co. Inc.

West Palm Beach, FL
March 20, 2026